--------------------------
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                                                      hours per response......11
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)
                               (Amendment No. 2)1


                                 Link Energy LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Limited Liability Company Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    535763106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 January 2, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                  240.13d-1(g), check the following box [   ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 27 Pages

-------------------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Offshore Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  1,398,317
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     1,398,317
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,398,317
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            11.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                                  Page 2 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Institutional Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  762,784
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     762,784
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            762,784
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                                  Page 3 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,161,101
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,161,101
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,161,101
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                                  Page 4 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            WC, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  589,101
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     589,101
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            589,101
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 5 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            WC, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  28,496
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     28,496
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,496
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 6 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  617,597
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     617,597
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            617,597
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                                  Page 7 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 8 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 9 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 10 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 11 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 12 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 13 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 14 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 15 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 16 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 17 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 18 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 19 of 27 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]**

                      ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 22.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
         NUMBER OF       ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  2,778,698
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
         REPORTING       ------------===========================================
        PERSON WITH           10     SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            22.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 20 of 27 Pages

         This  Amendment  No. 2 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on September 8, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item  3 of  the  Schedule  13D  is  amended  and  supplemented  by  the following:
         As reported in the initial Schedule 13D filed on September 8, 2003, the LLCs and the Partnerships acquired the Units, as well as certain 9% Senior Unsecured Notes issued by the Company (the "9% Notes"), as distributions on general unsecured claims (the "Farallon Claims") held by, respectively, the non-managing members of the LLCs and by the Partnerships in the Chapter 11 reorganization proceedings of EOTT Energy Partners, L.P. (now known as Link Energy LLC) and certain affiliated entities which commenced on October 8, 2002 in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Reorganization Proceedings"). Such claims arose from the ownership by the non-managing members of the LLCs and by the Partnerships of, in aggregate, $56,555,000 principal amount of 11% Senior Unsecured Notes due October 1, 2009 issued by EOTT Energy Partners, L.P (the "11% Notes"). The Units reported in the prior Schedule 13Ds, together with the 9% Notes issued by the Company at the time of the filing of the initial Schedule 13D, represented payment on 90% of the Farallon Claims. The additional Units reported herein, as well as certain additional 9% Notes, were issued to the LLCs and the Partnerships as payment on the remaining 10% of the Farallon Claims. For information regarding the acquisition of the 11% Notes, see Item 3 of the initial Schedule 13D filed on September 8, 2003.

                              Page 21 of 27 Pages

Item 4.  Purpose of the Transaction
------   --------------------------

         Item 4 of the Schedule 13D is amended and restated in its entirety as follows:
         The purpose of the acquisition of the Units is for investment, and the acquisitions of the Units by each of the Partnerships and the LLCs were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company. The Reporting Persons acquired the Units as a distribution in the Reorganization Proceedings as described in Item 3 above.
         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Units, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Units or dispose of any or all of its Units depending upon an ongoing evaluation of the investment in the Units, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Units which it may hold at any point in time.
         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.
         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or

                              Page 22 of 27 Pages
reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The LLCs
                  --------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each LLC is incorporated herein by reference for each such LLC. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 12,352,750 Units outstanding as of November 7, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission on November 19, 2003.

                  (c) There have been no transactions in the Units in the last 60 days other than the receipt on January 2, 2004 of 170,877 Units by FOSH and 93,214 Units by FISH as a distribution in the Reorganization Proceedings as described in Item 3 above.

                  (d) The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

                              Page 23 of 27 Pages

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership.

                  (c) There have been no transactions in the Units in the last 60 days other than the receipt on January 2, 2004 of 71,989 Units by FCP and 3,482 Units by Tinicum as a distribution in the Reorganization Proceedings as described in Item 3 above.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the

                              Page 24 of 27 Pages

                           General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         The Units reported hereby for the LLCs are owned directly by the LLCs and those reported hereby for the Partnerships are owned directly by the Partnerships. The Management Company, as managing member to the LLCs, may be deemed to be the beneficial owner of all such Units owned by the LLCs. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Units held by the LLCs and the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.

                              Page 25 of 27 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   January 22, 2004

                            /s/ Joseph F. Downes
                           ----------------------------------------
                           FARALLON CAPITAL MANAGEMENT, L.L.C.,
                           On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                           And FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC By Joseph F. Downes,
                           Managing Member

                            /s/ Joseph F. Downes
                           ----------------------------------------
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           And TINICUM PARTNERS, L.P.
                           By Joseph F. Downes,
                           Managing Member

                            /s/ Joseph F. Downes
                           ----------------------------------------
                           Joseph F. Downes, individually and as
                           attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard
                           B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on

                              Page 26 of 27 Pages

January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 27 of 27 Pages